Exhibit 10.12

Execution Copy

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of June 3, 2008 (the “Agreement”), between Axcan Pharma Inc. (“Axcan”), Axcan Pharma US Inc. (“Axcan US”), Axcan Holdings Inc. (“Parent,” and together with Axcan and Axcan US, the “Company”), and David W. Mims (the “Executive”).

WHEREAS, prior to the completion of the acquisition of Axcan pursuant to a plan of arrangement with an affiliate of TPG Partners V, L.P., the Executive was Executive Vice President and Chief Operating Officer of Axcan.

WHEREAS, the Company desires that the Executive continue to serve the Company and its operating subsidiaries as Executive Vice President and Chief Operating Officer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. General.

The parties agree that, subject to the terms hereof, the Executive shall continue in his employment as Executive Vice President and Chief Operating Officer of Axcan, and shall also be Executive Vice President and Chief Operating Officer of Axcan US and Parent, after the effective date hereof in accordance with the terms and conditions set out herein.

In connection with his employment, the Executive may, from time to time, be called upon to serve as a director or officer of one or more direct or indirect subsidiaries of the Company.

2. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as its Executive Vice President and Chief Operating Officer, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 4 hereof (the “Employment Period”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Company from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Chief Executive Officer of the Company and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and any of its direct or indirect subsidiaries.

(c) During the Employment Period, the Executive may not, without the prior written consent of Parent, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company); provided, that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder; and provided, further, that Parent shall not unreasonably withhold consent to the Executive serving as a director on the board of a company whose activities are not in competition, directly or indirectly, with those of the Company or any of its direct or indirect subsidiaries and the amount of time and attention required of the Executive to satisfy his obligations as such a director are not reasonably likely to detract from the execution of his duties and responsibilities hereunder in any material respect.

3. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of US$387,426 per annum (the “Base Salary”).

(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 45% of Base Salary (the “Target Annual Bonus”) up to a maximum of 90% of Base Salary, based on the achievement of annual individual and Company performance objectives established by the board of directors of Parent (the “Board”), subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus.

(c) As soon as practicable after the Effective Date (as defined below), the Executive will receive a one-time nonrecurring grant of 410,000 options (the “Options”) to purchase shares (the “Shares”) of Parent, at an exercise price of $10.00 per Share (subject, with respect to the Premium Options, to increase as provided in the Option Agreements (as defined below), With respect to the Options, 50% shall be Time-Based Options, as such term is defined in the Option Agreements, 25% shall be Premium Options, as such term is defined in the Option Agreements, and 25% shall be Performance Based Options, as such term is defined in the Option Agreements. The specific terms and conditions governing all aspects of the Options shall be provided in the Company’s management equity incentive plan (the “Plan”) and in the Option grant agreement (collectively with the Plan, the “Option Agreements”). Notwithstanding the foregoing or anything to the contrary in the Plan, in the event the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason (as defined below), any Performance Based Options that have not vested as of the Date of Termination (as defined below) shall remain outstanding for the twelve-month period following such termination of employment, and, if a Liquidity Event occurs within such twelvemonth period and the requisite MoM, as defined in the Plan, shall have been achieved, the Performance Based Options shall, as a result and to the extent not previously vested and exercisable, become vested and exercisable in accordance with the provisions of the Plan; provided that any portion of the Performance Based Option that, at the end of such twelve-month period, has not become vested and exercisable shall be forfeited; and provided, further, that in the event the Executive violates any of his obligations under this Agreement or the Option Agreements, the Performance-Based Option shall immediately be forfeited.

(d) In addition, the Executive shall receive a grant of restricted stock units pursuant to an RSU grant agreement substantially in the form attached hereto as Exhibit A (an “RSU Grant Agreement”) with respect to 108,578 Shares (the “RSUs”), which RSUs shall vest as follows: (1)  1/3 shall be immediately vested on the Effective Date, and (2)  1/3 shall vest on each of August 25, 2009 and August 25, 2010, subject to the Executive’s continued employment with the Company on each such date. Vested RSUs shall be settled in Shares on the earlier to occur of (i) the third anniversary of the date of grant, (ii) a Change in Control, as such term is defined in the RSU Grant Agreement, (iii) a Liquidity Event, as such term is defined in the RSU Grant Agreement, or (iv) a termination of the Executive’s employment.

(e) To the extent of any inconsistency between the Option Agreements or the RSU Grant Agreement, as applicable, and this Agreement, the provisions of the Option Agreements or the RSU Grant Agreement, as applicable, will prevail unless otherwise expressly provided.

(f) The Executive shall purchase 50,000 Shares from Parent (the “Investment”) for an aggregate investment of five hundred thousand ($500,000), subject to the Executive executing a subscription agreement reasonably satisfactory to Parent (the “Subscription Agreement”) and the Management Stockholders’ Agreement (as defined below).

(g) The parties recognize that the purchase of any Shares upon the exercise of the Options, or any other purchase or issuance of Shares, including pursuant to the RSUs and the Investment as provided above, will be subject to the Executive’s execution of a Management Stockholders’ Agreement for Parent in substantially the form attached hereto as Exhibit B (the “Management Stockholders’ Agreement” and, together with the Option Agreements, the RSU Grant Agreement and the Subscription Agreement, the “Equity Agreements”).

(h) In addition to the rights set forth in Section 3(d) of the Management Stockholders’ Agreement, in the event the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, if, as a result of the first to occur of a Liquidity Event or a Change in Control, in either case on or before the first anniversary of the Date of Termination, the price per Share received by the Majority Stockholders (as such term is defined in the Management Stockholders’ Agreement) (the “Tail Price”) is higher than the price per Share paid to the Executive as a result of the Company’s exercise of its call right pursuant to Section 3(b) of the Management Stockholders’ Agreement (the “Call Price”), then the Company shall pay to the Executive, within 30 days following such Liquidity Event or Change in Control, for each Share purchased from the Executive pursuant to the exercise of such rights, the excess of the Tail Price over the Call Price; provided, that this Section 3(h) shall not apply in the event the Executive violates any of his obligations under this Agreement or the Option Agreements.

(i) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of Axcan, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company’s disability plan) provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(j) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(k) The Company shall, for so long as it continues to be a policy of the Company to provide a car to (or reimburse on the basis of mileage) its senior executives, provide the Executive with a car and assume costs related to its use and operation, or reimburse the Executive on the basis of mileage or provide a reasonable allocation for the use of his car, whichever method is the most advantageous to both parties.

(1) Any obligation of the Company to pay salary or benefits under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at the Company’s sole and exclusive option, either by the Company directly or by any affiliate of the Company that the Company causes to satisfy, meet or fulfill such obligation, in whole or in part.

4. Employment Period.

The Employment Period shall commence on February 25, 2008 (the “Effective Date”) and shall terminate on the fifth anniversary of the Effective Date, provided that on the fifth anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty (60) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). A non-renewal notice given to the Executive by the Company as contemplated in this Section 4 shall be deemed a termination of employment by the Company of the Executive’s employment without Cause, and the Executive will be entitled to receive the payments as set forth in Section 6(a). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of one hundred eighty (180) consecutive days.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) gross negligence or willful misconduct of the Executive in connection with the performance of his duties hereunder; (ii) the Executive’s conviction of (or pleading guilty or pleading no contest or nolo contendere to) a felony or comparable crime in any jurisdiction that does not classify crimes using “felony”, other than minor traffic offenses and other minor offenses that are not inconsistent with the Company’s reasonable expectations of a person occupying the position of an executive officer of the Company; (iii) the Executive’s unauthorized removal, use or disclosure of the Company’s or any affiliate’s confidential information that could reasonably be expected to cause harm to the Company; provided, that the Executive shall, to the extent an unauthorized removal is reasonably susceptible to cure, be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such removal of confidential information; (iv) the performance by the Executive of any act or acts of dishonesty in connection with or relating to the Company’s or its affiliates’ business or the misappropriation (or attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (v) a material breach of any of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates that is material to the employment relationship between Company or any of its affiliates and the Executive or the relationship between the Company and the Executive as investor or prospective investor in the Company; provided, that the Executive shall, to the extent a breach is reasonably susceptible to cure, be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such breach; or (vi) a breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause harm to the Company or its business reputation; provided, that the Executive shall, to the extent a breach is reasonably susceptible to cure, be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such breach.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least 60 days in advance of the Date of Termination (as defined in Section 5 below).

(f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason, provided the Executive complies with all requirements of such a termination as provided hereunder.

5. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11 (a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 4(e) herein which shall not be less than 60 days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

6. Termination Payments.

(a) Without Cause. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”) and (B) two (2) times the Executive’s Base Salary and Target Annual Bonus, payable in equal installments over a twenty four (24)-month period in accordance with the Company’s standard payroll practices. For the twenty four (24)-month period commencing on the day after Executive’s Date of Termination, the Company shall continue to provide medical benefits to the Executive which are substantially similar to those provided generally to executive officers of the Company (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated (it being understood that the Company may provide such coverage by paying the Executive’s COBRA premiums, less any contribution required by the Executive); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive comparable medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be terminated, but the Executive shall have the right to receive the other payments provided herein unaffected by any duty to mitigate. The Executive shall promptly notify the Company of any changes in his medical benefits coverage. Coverage for the period after the end of the 18-month period following the Date of Termination shall be deemed to be in-kind payments of the premiums or statutorily-required health contributions on the Executive’s behalf and will be taxable income to the Executive. The payments and benefits provided under this Section 6(a) are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form provided by the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 8 and 9 hereof. For the avoidance of doubt, upon a termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this section, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason. Except as provided in this Section 6(a), or pursuant to the terms of the Option Agreements or the RSU Grant Agreement in accordance with Sections 3(c), (d) or (h), as the case may be, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (i) any materially adverse change in the Executive’s title, (ii) any material diminution in the Executive’s authority or responsibilities, (iii) any material reduction, either from one year to the next, or within the current year, in the Executive’s base salary or bonus opportunity, other than, in the case of bonus opportunity, a decrease that applies to a similarly situated class of employees of the Company or its affiliates, or (iv) a change of the Executive’s principal place of business to a location more than 75 kilometers from its present location, provided, that Good Reason shall not occur unless the Executive shall have given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within thirty (30) days of the occurrence of such fact or circumstance, and the Company shall have thirty (30) days to cure such fact or circumstance and shall have failed to so cure.

(b) Change in Control. Subject to Section ll(m), in the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive without Cause or the Executive terminating his employment for Good Reason, within twelve (12) months following a transaction or event constituting a Change in Control (as such term is defined in the RSU Grant Agreement, including the requirement that the Change in Control constitute a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets, of Parent within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”)), the Company shall provide the Executive with all payments and benefits described in Section 6(a) above, except the amounts payable under clause (B) of the first sentence of Section 6(a) above shall be payable immediately rather than over a twenty-four (24) month period. Notwithstanding the foregoing, the

Company and Executive agree that they will determine, based on advice of outside counsel, immediately following a termination without Cause or for Good Reason within 12 months following a Change in Control (without regard to whether the Change in Control is a 409A Change in Control), whether payment of the amount payable under clause (B) of the first sentence of Section 6(a) above could be made as provided in this Section 6(b) without the imposition of any penalty under Section 409A of the Code, notwithstanding that a Change in Control does not constitute a 409A Change in Control, and if the Company and Executive conclude that no penalty would be payable, such amount shall be paid immediately rather than over a twenty-four (24) month period.

(c) Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Benefits. Except as provided in this Section 6(c) and, as the case may be, except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(d) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination, the Accrued Benefits. Except as provided in this Section 6(d) and, as the case may be, except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

7. Legal Fees; Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.

(b) During the Employment Period and for a period of six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

8. Non-Solicitation.

During the Employment Period and for twenty-four (24) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of Parent, Axcan, Axcan US or any of their respective affiliates to perform services for any entity (other than Parent, Axcan, Axcan US or their respective affiliates), or attempt to induce any such employee to leave the employ of Parent, Axcan, Axcan US or their respective affiliates, or interfere in any manner with any such employee’s relationship with Parent, Axcan, Axcan US or their respective affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) anyone who was employed by Parent, Axcan, Axcan US or their respective affiliates during the six-month period preceding such hiring or engagement. Nothing herein shall preclude the Executive or such other person or entity from using any public advertising of a nature not specifically directed to employees of Parent, Axcan, Axcan US or any of their affiliates to solicit or hire employees of Axcan, Axcan US or Parent or their respective affiliates if such employees initiate contact with the Executive further to such advertising without specific solicitation.

9. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to Parent, Axcan, Axcan US or their respective affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of Parent, Axcan, Axcan US or their respective affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, but shall exclude information that:

(i)	is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Executive in breach of his or her obligations;

(ii)	is or becomes available to the Executive on a non-confidential basis from a source other than the Executive unless the Executive knows after due inquiry that such source is prohibited from disclosing the information to the Executive by a contractual, fiduciary or other legal obligation to the Company or any of its affiliates; or

(iii)	is or was independently acquired or developed by the Executive after the termination of his or her employment without violating the Executive’s obligations under this Agreement or any other obligation of confidentiality the Executive may have to the Company or any of its affiliates.

(b) The Executive and the Company agree that Parent, Axcan, Axcan US or their respective affiliates would likely suffer significant harm from the Executive’s competing with Parent, Axcan, Axcan US or their respective affiliates during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of eighteen months following the termination of the Employment Period, directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in, any Person, in any jurisdiction in which the Company does business at the Date of Termination, that (i) designs, manufactures, distributes, markets or promotes pharmaceutical products in the field of gastroenterology or (ii) is engaged in any other business in which the Company is engaged as of, or in which the Company is reasonably likely to become engaged (by reason of product development work undertaken by the Company or negotiation of potential acquisitions prior to the Date of Termination, in each case that has received approval of the Board of Directors of the Company) within the 6 months following, the Date of Termination (each of (i) and (ii), the “Restricted Field”), without the Company’s written consent. Notwithstanding the foregoing, the Executive shall have the right to seek employment with a Person engaged in the Restricted Field if (i) such Person’s total activities and revenues in the Restricted Field represent less than twenty percent (20%) of such Person’s total activities and revenues (provided that, if the Restricted Field is a business in which the Company is not yet engaged as of the Date of Termination, such percentage shall represent less than forty percent (40%) of such Person’s total activities and revenues) and (ii) the Executive is not hired to manage, oversee or be in any way associated with, and does not manage, oversee or become associated with, the Restricted Field. The Executive shall, however, not be in default under this Section 9 solely by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than one percent (1%) of the issued and outstanding shares of, or any other interest in, any body corporate or other entity whose shares are listed on any widely recognized stock exchange, the business of which is in the Restricted Field or is otherwise in competition, in whole or in part, with the business of the Company. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(c) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or any of its affiliates, which is of a confidential nature relating to the Company or any of its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive hereby agrees not to defame or disparage Parent, Axcan, Axcan US or any of their respective affiliates and any of the officers, directors, members or executives of the foregoing. The Executive hereby agrees to cooperate with Parent, Axcan, Axcan US or any of their respective affiliates in refuting any defamatory or disparaging remarks by any third party made in respect of Parent, Axcan, Axcan US or any of their respective affiliates or any directors, members, officers or executives of the foregoing.

10. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to Parent, Axcan, Axcan US or any of their respective affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 8 and 9 hereof. In the event that the Executive breaches any such restrictive covenant, Parent, Axcan, Axcan US or any of their respective affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If Parent, Axcan, Axcan US or any of their respective affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that Parent, Axcan, Axcan US or any of their respective affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Parent, Axcan, Axcan US or any of their respective affiliates has an adequate remedy at law. The foregoing shall not prejudice Parent’s, Axcan’s, Axcan US’s or any of their respective affiliates’ right to require the Executive to account for and pay over to Parent, Axcan, Axcan US or any of their respective affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8 and 9 hereof.

11. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Axcan Pharma, Inc.

597 Laurier Boulevard

Mont Saint-Hilaire, Quebec

J3H 6C4 Canada

Attn: General Counsel

If to Parent:

Axcan Holdings Inc.

345 California Street

Suite 3300

San Francisco, CA 94104

Attn: General Counsel

If to the Executive:

David W. Mims

2104 Longleaf Circle

Vestavia Hills, Alabama1

or to such other address as any party hereto may designate by notice to the others or, in the case of the Executive, to such other address as is his current principal residence according to the employment records of the Company.

(b) This Agreement and the agreements or arrangements expressly referenced herein, including without limitation the benefits as set forth in Section 3 hereof, shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersede and are in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

[1]	Confirm that this is Mr. Mims’s current address.

(g) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(h) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(i) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, provincial, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(1) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(m) Notwithstanding anything to the contrary herein, in the event any payment hereunder would result in the imposition of an excise tax pursuant to Section 409A of the Code (the “409A Excise Tax”), the Executive agrees that such payment shall be postponed to the date that is the earliest date upon which such payment would no longer result in the imposition of a 409A Excise Tax.

(n) Language. The parties hereto confirm their express wish that this Agreement, as well as all other documents related to it, including notices, be drawn up in the English language only and declare themselves satisfied therewith; les parties aux présentes confirment leur volonté expresse de voir la présente convention de même que tous les documents, y compris tous avis, s’y rattachant, rédigés en langue anglaise seulement et s’en déclarent satisfaits.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

David W. Mims

/s/ David W. Mims
Name:

Axcan Pharma Inc.

/s/ Richard Tarte
Name:
Title:

Axcan Pharma US Inc.

/s/ Richard Tarte
Name:
Title:

Axcan Holdings Inc.

/s/ Richard Tarte
Name:
Title:

EXHIBIT A

[Form of Restricted Stock Unit Grant Agreement between Axcan Holdings Inc. and U.S. Grantee]

EXHIBIT B

[Form of Axcan Holdings Inc. Management Stockholders’ Agreement]